EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 11, 2023 with respect to the statements of condition including the related portfolio schedules of Global Technology Leaders Portfolio 2024-1 and New World Leaders Portfolio 2023-4 (included in Invesco Unit Trusts, Series 2334) as of December 11, 2023 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-274937) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
December 11, 2023